Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teekay Tankers Ltd. for the registration of a maximum aggregate offering of $750,000,000 of Class A common stock, par value $0.01 per share, and to the incorporation by reference therein of our reports dated April 12, 2011, with respect to the consolidated financial statements of Teekay Tankers Ltd. for the year ended December 31, 2010, and the effectiveness of internal control over financial reporting of Teekay Tankers Ltd. as of December 31, 2010, included in its Annual Report (Form 20-F) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Vancouver, Canada,	/s/ Ernst & Young LLP
May 13, 2011	Chartered Accountants